Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Arrow Financial Corporation:
We consent to the use of our report dated July 17, 2023, with respect to the consolidated financial statements of Arrow Financial Corporation, and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Albany, New York
December 7, 2023